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THE COMPANY:

CHINA ELECTRONIC HOLDINGS, INC.

By: ______________________________
Name: Sherry Li
Title: President

[Remainder of page intentionally left blank
Signature pages for Investors follow]

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INVESTOR:

____
(Name of Investor)

By:______________________________________
Name: ________________________________
Title: _________________________________

Shares:__________________________________
Series A Warrants:
Series B Warrants:

Tax ID No.:______________________________

ADDRESS FOR NOTICE

____
____
____
____
Attention:_______________________________
Tel:_____________________________________
Fax:_____________________________________

DELIVERY INSTRUCTIONS
(if different from above)

____
____
____
____
Attention:_______________________________
Tel:_____________________________________
Fax:_____________________________________

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Exhibit 4.6

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 12th day of January, 2010. between CHINA ELECTRONIC HOLDINGS, INC., a Delaware corporation (the "Company"), and the investor named herein (the "Investor").

RECITALS:

WHEREAS. the Investor collectively wishes to purchase from the Company, upon the terms and subject to the conditions of this Agreement, for the Purchase Price, as hereinafter defined. an aggregate of (i) one hundred fourteen thousand two hundred eighty six (114.286) shares (the "Shares") of the Company's common stock. par value $.00001 per share (the "Common Stock"), (ii) Series A common stock purchase warrants (the "Series A Warrants") to purchase in the aggregate one hundred fourteen thousand two hundred eighty six (114,286) shares of Common Stock at an exercise price of two dollars and nineteen cents ($2.19) per share; and (iii) Series B common stock purchase warrants (the "Series B Warrants" and together with Series A Warrants, the "Warrants") to purchase in the aggregate one hundred fourteen thousand two hundred eighty six (114,286) shares of Common Stock at an exercise price of two dollars and sixty three cents ($2.63) per share. The Company and the Investor agree that the Purchase Price is to be based on a post-money valuation of 3.2 times the $9,200,000 in 2009 Targeted Net Income or $29,440,000.

WHEREAS, the parties intend to memorialize the purchase and sale of the Shares and the Warrants;

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound. agree as follows:

Article 1

INCORPORATION BY REFERENCE AND DEFINITIONS

 1.1 Incorporation by Reference. The foregoing recitals and the exhibits and schedules attached hereto and referred to herein. are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

 1.2 Supersedes Other Agreements. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties, shall supersede such instrument or understanding to the fullest extent permitted by law. A copy of this Agreement shall be filed at the Company's principal office.

 1.3 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings (all capitalized terms used in this Agreement that are not defined in this Article 1 shall have the meanings set forth elsewhere in this Agreement):

1.3.1           "4.9% Limitation" has the meaning set forth in Section 2.1.3 of this Agreement.

1.3.2           "1933 Act" means the Securities Act of 1933, as amended.

1.3.3           "1934 Act" means the Securities Exchange Act of 1934, as amended.

1.3.4 "Affiliate" means a Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person(s) in question. The term "control," as used in the immediately preceding sentence, means, with respect to a Person that is a corporation, the right to exercise. directly or indirectly, more than 50% of the voting rights attributable to the shares of such controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such controlled Person.

1.3.5           "Articles" means the Certificate of Incorporation of the Company, as the same may beamended from time to time.

1.3.6           "Authorized Stock Proviso" has the meaning set forth in Section 4.4.3 of this Agreement.

1.3.7           "Board of Directors- means the Board of Directors of the Company

1.3.8           "Bylaws" means the Bylaws of the Company, as the same may be amended from timeto time.

1.3.9           "Closing" means the consummation of the purchase and sale of the Shares and theWarrants.

1.3.10 "Closing Date" means the date on which the payment of the Purchase Price (as defined herein) by the Investor to the Company is received by the Company and the Investor purchases the Shares and Warrants pursuant to this Agreement.

1.3.11           "Common Stock" means the Company's common stock. par value $.00001 per share.

1.3.12           "Delaware Act" means the Delaware General Corporation Law, as amended.

1.3.13 "Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers, directors and consultants of the Company pursuant to any stock or option plan up to a maximum of Five Percent (5%) of the issued and outstanding Common Stock of the Company, on a fully diluted basis, (b) Shares upon the conversion or exercise of the Warrants and any additional shares issued pursuant to the Transaction Documents, or (c) securities issued pursuant to acquisitions, licensing agreements, or other strategic transactions; provided, however, that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business which the Board of Directors reasonably believes is beneficial to the Company and in which the Company receives benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

1.3.14           "GAAP" means United States generally accepted accounting principles consistently applied.

1.3.15           "Governing Docu ments" means the Articles and Bylaws of the Company or any Subsidiary, as the context requires.

1.3.16           "Make Good Escrow Provision" means the provisions of a make good escrow as set forth in the Qualifying Financing Agreement.

1.3.17 "Material Adverse Effect" means any adverse effect on the business, operations, properties or financial condition of the Company or any of its Subsidiaries that is material and adverse to the Company and its Subsidiaries taken as a whole and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company or any Subsidiary to perform any of its material obligations under this Agreement or the Warrants or to perform its obligations under any other material agreement.

1.3.18           "Person" means an individual, partnership, firm, limited liability company, trust, joint venture, association. corporation. or any other legal entity.

1.3.19           "PIPE Security" means the class of securities issued to the investors executing the Qualifying Financing Agreement.

1.3.20           "Purchase Price- means two hundred thousand Dollars ($200,000) to be paid by the Investor to the Company for the Shares and Warrants.

1.3.21           "Qualify ing Financing" means a financing of debt or equity in an amount equal to or greater than Three Million ($3.000,000) Dollars between a Qualifying Shell Company and investors.

1.3.22           "Qualifying Financing Agreements" means a financing agreement and any ancillary agreements for a Qualifying Financing.

1.3.23           "Qualifying Reverse Merger" means a merger, share exchange. asset sale, or other transaction whereby the Company becomes the subsidiary of a Qualifying Shell Company.

1.3.24           "Qualifying Shell Company means a shell company which acquires the outstanding capital stock of the Company.

1.3.25 "Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

1.3.26           "SEC" means the U.S. Securities and Exchange Commission.

1.3.27           "Securities- means, collectively, the Shares, the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.

1.3.28           "Series A Warrant" shall have the meaning set forth in the Recitals hereto, and shall refer to an instrument in substantially the form of Exhibit B to this Agreement.

1.3.29             "Series B Warrant- shall have the meaning set forth in the Recitals hereto, and shall refer to an instrument in substantially the form of Exhibit C to this Agreement.

1.3.30               "Surviving Company" means the surviving Qualifying Shell Company after consummation of a Qualifying Reverse Merger.

1.3.31               "Surviving Company Common Stock" means common stock of the Surviving Company.

1.3.32               "Subsidiary- means an entity in which the Company and/or one or more subsidiaries directly or indirectly own either at least 50% of the voting rights or at least 50% of the equity interests.

1.3.33               "Subsequent Financing- means any offer and sale of equity or debt that is initially convertible into shares of Common Stock.

1.3.34               "Trading Market- means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, the NYSE Amex, the New York Stock Exchange, or the OTC Bulletin Board.

1.3.35               "Transaction Documents" means this Agreement, the Warrants and all other documents and instruments to be executed and delivered by the parties in order to consummate the transactions contemplated hereby.

1.3.36               "Warrants" means Series A Warrants and Series B Warrants.

 1.4 All references in this Agreement to "herein- or words of like effect, when referring to preamble, recitals, article and section numbers, schedules and exhibits shall refer to this Agreement unless otherwise stated.

Article 2

SALE AND PURCHASE OF SECURITIES; PURCHASE PRICE

2.1           Sale of Securities.

2.1.1 Upon the terms and subject to the conditions set forth herein. and in accordance with applicable law, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, on the Closing Date, the Shares and the Warrants for the Purchase Price. The Purchase Price shall be paid by the Investor to the Company on the Closing Date by a wire transfer of the Purchase Price into an account designated by the Company in writing to the Investor. The Company shall cause the Shares and the Warrant to be issued to the Investor upon receiving written confirmation of receipt of the Purchase Price in the Company's designated account. The Company shall register the Shares pursuant to the terms and conditions set forth herein.

2.1.2 Upon execution and delivery of this Agreement and the Company's receipt of the Purchase Price from the Investor, the Company shall issue to the Investor the Series A Warrants to purchase an aggregate of one hundred fourteen thousand two hundred eighty six (114,286) shares of Common Stock at an exercise price of two Dollars and nineteen Cents ($2.19) per share, subject to adjustment pursuant to the terms and conditions of the Series A Warrant, and the Series B Warrants to purchase an aggregate of one hundred fourteen thousand two hundred eighty six (114,286) shares of Common Stock at an exercise price of two Dollars and sixty three Cents ($2.63) per share, subject to adjustment pursuant to the terms and conditions of the Series B Warrant

2.1.3 Except as expressly provided in the Warrants, the Investor shall not be entitled to exercise the Warrants to the extent that such exercise would result in beneficial ownership by the Investor and its Affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date after giving effect to such conversion or exercise. For the purposes of this Agreement, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13d-3 thereunder. The limitation set forth in this Section 2.1.3 is referred to as the -4.9% Limitation."

Article 3

CLOSING DATE AND DELIVERIES AT CLOSING

 3.1 Closing Date. The Closing of the transactions contemplated by this Agreement, unless express1), determined otherwise herein, shall be on the date of execution of this Agreement, and may be done at a location in New York selected by the parties or by a closing by facsimile with originals to follow (the "Closing Date").

 3.2 Deliveries by the Company. In addition to and without limiting any other provision of this Agreement, the Company agrees to deliver, or cause to be delivered at the Closing, to the Investor, the following:

(a)      the executed Agreement with all exhibits and schedules attached hereto;

(b)      the Shares and Warrants in the name of the Investor in the numbers set forth in Exhibit A to this Agreement;

(c)       Evidence of approval by the Board of Directors of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby;

(d)       Good standing certificate from the Secretary of State of the State of Delaware:

(e) An opinion from the Company's legal counsel, Guzov Ofsink, LLC, concerning this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby in substantially the form attached hereto as Exhibit D:

(1) Side letter executed by US China Financial Services in substantially the form attached hereto as Exhibit E; and

(g) An opinion from Global Law Office, the PRC legal counsel for the Company in the form reasonably acceptable to the Investor.

 3.3 Deliveries by the Investor. In addition to and without limiting any other provision of this Agreement, the Investor agrees to deliver, or cause to be delivered at the Closing, to the Company, the following:

(a) The Purchase Price to the escrow account as directed by the Company; and

(b) The executed Agreement with all exhibits and schedules attached hereto.

 3.4 Further Assurances. The Company and the Investor shall. upon request. on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor as set forth below. The Investor is entering into this Agreement in reliance on the representations and warranties set forth in this Agreement and no reliance is being placed on oral representations, if any, that may have been made prior to the execution and delivery of this Agreement.

 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction where the nature of the businesses conducted by it or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect on the business, operations, properties. assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

4.2 Capitalization.

4.2.1 The authorized and outstanding capital stock of the Company as of the date of this Agreement and as adjusted to reflect the issuance and sale of the Securities pursuant to this Agreement and the other Transaction Documents is set forth in Schedule 4.2.1 to this Agreement. Schedule 4.2.1 also lists all shares issuable pursuant to employment, consulting and other service agreements, acquisition agreements. options and equity-based incentive plans, debt securities, convertible securities, warrants, financing or business relationships as well as each agreement. plan, arrangement or understanding pursuant to which any shares of any class of capital stock may be issued (except for Shares issuable hereunder or under the other Transaction Documents), a copy of each of which has been provided to the Investor.

4.2.2 All shares of capital stock to be issued pursuant to this agreement have been duly authorized and when issued, will be validly issued, fully paid and non-assessable and free of preemptive rights.

4.2.3 Except pursuant to this Agreement and the other Transaction Documents and as set forth in Schedule 4.2.1, as of the date hereof. there are no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Company, or agreements, understandings or arrangements to which the Company is a party, or by which the Company is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for. calls or commitment of any character whatsoever relating to, or securities or rights convertible into or exchangeable for. any shares of any class of its capital stock. The Company agrees to inform the Investor in writing of any additional warrants or other awards granted prior to the Closing Date.

 4.3 PRC Subsidiary. The Company is currently in the process of acquiring a controlling interest in Liu'an Guoying Electronic Sales Co., Ltd. The closing of the acquisition of such controlling interest is conditioned upon the closing of the transactions contemplated by this Agreement.

4.4 Authority.

4.4.1 The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that any granting of equitable relief is in the discretion of the courts.

4.4.2 The Securities, when issued pursuant to this Agreement. will constitute the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that any granting of equitable relief is in the discretion of the courts. The Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors' rights and except that any granting of equitable relief is in the discretion of the courts. The Securities, when so issued, will be free and clear of all liens, charges, claims, options, pledges, restrictions, preemptive rights, rights of first refusal and encumbrances whatsoever (other than those, if any, incurred by the Investor).

4.4.3 Notwithstanding anything to the contrary herein, no representation is made with respect to the ability of any Investor to exercise any Warrant if and to the extent that the number of shares of Common Stock issuable upon exercise of the Warrant would result in the issuance of a number of shares of Common Stock which is greater than the amount by which the authorized shares of Common Stock exceeds the sum of the outstanding Common Stock and the shares of Common Stock reserved for issuance pursuant to outstanding agreements and outstanding options, warrants, rights, convertible securities and other securities upon the exercise or conversion of which (or pursuant to the terms of which) additional shares of Common Stock may be issuable (the foregoing proviso being referred to as the -Authorized Stock Proviso").

 4.5 No Conflict; Required Filings and Consents. Neither the issuance of the Securities. nor the execution and delivery of this Agreement and other Transaction Documents by the Company and the performance by the Company of its obligations hereunder and thereunder will: (i) conflict with or violate the Company's or any Subsidiary's Governing Documents; (ii) conflict with, breach or violate any federal. state. foreign or local law, statute. ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to the Company or any Subsidiary; or (iii) result in any breach of. constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract. agreement, lease, license. permit. franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets is bound, other than (with respect to clauses (i), (ii) and (iii) above) such violations, conflicts, breaches, defaults, terminations. accelerations or creations of liens that would not, in the aggregate, have a Material Adverse Effect and except to the extent that stockholder approval may be required as a result of the Authorized Stock Proviso, in which event, the Company will seek stockholder approval to effect an increase in the authorized Common Stock sufficient to enable the Company to be in compliance with this Section 4.5.

 4.6 Financial Statements. Interim Financials. Attached hereto as Schedule 4.6 is a true and complete copy of preliminary, unaudited financial statements summarizing the financial results of operation of Liu'an Guoying Electronic Sales Co.. Ltd. for the twelve-month period ended December 31, 2008 (the "Financial Statements"). The Financial Statements are true and correct in all material respects, and fairly present Liu'an Guoying Electronic Sales Co., Ltd. operating income and financial condition at such date and for the period then ended, subject to normal and immaterial year-end adjustments and the absence of footnotes. None of the Financial Statements understated the true costs and expenses of conducting Liu'an Guoying Electronic Sales Co., Ltd. business, failed to disclose any material contingent liabilities. or inflated the revenue of Liu'an Guoying Electronic Sales Co., Ltd. because of the provision of services or the bearing of costs or expenses or the payment of fees or for any other reason in a material respect.

 4.7 Compliance with Applicable Laws. Neither the Company nor any Subsidiary is in violation of, or, to the knowledge of the Company is under investigation with respect to. or has been given notice or has been charged with the violation of, any Law of a governmental agency. except for violations which individually or in the aggregate do not have a Material Adverse Effect.

 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage. finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. except as disclosed in Schedule 4.8 hereto.

 4.9 Litigation. To the knowledge of the Company or any Subsidiary, no litigation, claim, or other proceeding before any court or governmental agency is pending or threatened against the Company, the prosecution or outcome of which may have a Material Adverse Effect.

 4.10 Exemption from Registration. Subject to the accuracy of the Investor's representations in Article 5 of this Agreement. the sale of the Shares and Warrants by the Company to the Investor is not subject to registration under the 1933 Act. The Company is issuing the Shares and the Warrants in accordance with and in reliance upon the exemption from registration requirements of the 1933 Act afforded by Rule 506 under Regulation D promulgated under the 1933 Act. and/or Section 4(2) of the 1933 Act.

4.11   No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its Affiliates nor. to the knowledge of the Company, any Person acting on its or their behalf

(i) has conducted any general solicitation (as that term is used in Rule 502(c) of Regulation D promulgated under the 1933 Act) or general advertising with respect to the sale of the Shares or Warrants, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares or Warrants under the 1933 Act, except as required herein and in the other Transaction Documents.

 4.12 No Material Adverse Effect. Since December 31. 2008, no event or circumstance resulting in a Material Adverse Effect has occurred or exists with respect to the Company. No material supplier or customer has given notice. oral or written, that it intends to cease or reduce the volume of its business with the Company from historical levels. Since December 31, 2008, no event or circumstance has occurred or exists with respect to the Company or its businesses. properties, operations or financial condition. that, under any applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in writing to the Investor.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company as of the date hereof and as of the Closing Date as set forth below:

 5.1 Concerning the Investor. The state in which any offer to purchase shares hereunder was made or accepted by the Investor is the state shown as the Investor's address in the Warrant. The Investor was not formed for the purpose of investing solely in the Securities.

 5.2 Authorization and Power. The Investor has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Investor is necessary to authorize the foregoing agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Investor and at the Closing shall constitute legal. valid and binding obligations of the Investor enforceable against the Investor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditors" rights and except that any granting of equitable relief is in the discretion of the courts.

 5.3 No Conflicts. The execution. delivery and performance of this Agreement and the other Transaction Documents to which the Investor is a party, and the consummation by the Investor of the transactions contemplated hereby or thereby or relating hereto or thereto do not and will not (i) result in a violation of the Investor's charter documents or bylaws where appropriate or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under. or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which the Investor is a party, or result in a violation of any law, rule, or regulation, or any order. judgment or decree of any court or governmental agency applicable to the Investor or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a Material Adverse Effect on the Investor). The Investor is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of the Investor's obligations under this Agreement and the other Transaction Documents to which the Investor is a party, or to purchase the Securities from the Company in accordance with the terms hereof.

 5.4 Financial Risks. The Investor acknowledges that the Investor is able to bear the financial risks associated with an investment in the Securities being purchased by the Investor from the Company and that it has been given full access to such records of the Company and its Subsidiaries and to the officers of the Company and its Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation. The Investor is capable of evaluating the risks and merits of an investment in the securities being purchased by the Investor from the Company by virtue of its experience as an investor and its knowledge, experience. and sophistication in financial and business matters and the Investor is capable of bearing the loss of its entire investment in the securities being purchased by the Investor from the Company.

 5.5 Accredited Investor. The Investor is (i) an -accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act by reason of Rule 501(a)(3) and (6), (ii) experienced in making investments of the kind and under the terms and conditions described in this Agreement and the other Transaction Documents. (iii) able. by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement and the other Transaction Documents, and (iv) able to afford the loss of its entire investment in the securities being purchased by the Investor from the Company.

 5.6 Brokers. No broker. finder or investment banker is entitled to any brokerage, finder's or other fee or Commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Investor.

 5.7 Knowledge of Company. The Investor and its advisors, if any. have been, upon request, furnished with al] materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the securities being purchased by the Investor from the Company. The Investor and its advisors, if any. have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries.

 5.8 Risk Factors. The Investor understands that the Investor's investment in the securities being purchased by the Investor from the Company involves a high degree of risk. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the securities being purchased by the Investor from the Company. The Investor warrants that the Investor is able to bear the complete loss of its investment in the securities being purchased by the Investor from the Company.

 5.9 The Investor acknowledges that the Company is currently in the process of acquiring a controlling interest in Liu'an Guoying Electronic Sales Co., Ltd. The closing of the acquisition of such controlling interest is conditioned upon the closing of the transactions contemplated by this Agreement.

Article 5

COVENANTS OF THE COMPANY

 6.1 Reservation of Shares. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, the maximum number of Shares for the purpose of enabling the Company to issue the shares issuable on exercise of the Warrants without giving effect to any adjustments.

6.2Compliance with Laws. The Company hereby agrees to comply in all material respects with the Company's reporting, filing and other obligations under the securities Laws.

6.3Use of Proceeds. The Company will use the net proceeds from the sale of the Securities, after payment of fees and closing costs, for payment of legal fees, accounting fees and working capital.

6.4 Right of Participation.

 6.4.1 In the event that the Company seeks to accomplish a Qualifying Financing, the Investor shall have the right to participate in such Qualifying Financing at the same offering price and on the same terms and conditions as those offered to the other investors in the Qualifying Financing, up to a maximum participation of Fifty percent (50%) of the total amount raised in such Qualifying Financing.

 6.4.2 The terms on which the Investor shall purchase securities pursuant to the Qualifying Financing shall be the same as the terms on which such securities are purchased by other investors. The Company shall give the Investor the opportunity to participate in the offering by giving the Investor not less than ten (10) days notice (the -Notice Period") setting forth the terms of the Qualifying Financing (the -Original Notice"). In the event that the terms of the Qualifying Financing are changed in a manner which is more favorable to the other potential investors, the Company shall provide the Investor, at the same time as the notice is provided to the other potential investors, with a new ten (10) day notice setting forth the revised terms that are provided to the other potential investors.

 6.4.3 In the event that the Investor does not exercise its right to participate in the Qualifying Financing within the Notice Period, the Company may sell the securities in the Qualifying Financing at a price and on terms which are no more favorable to the other potential investors than the terms provided to the Investor. If the Company subsequently changes the price or terms so that the price or other terms is more favorable to the other potential investors, the Company shall provide the Investor with the opportunity to purchase the securities on the revised terms in the manner set forth in this Section 6.4 of this Agreement.

 6.4.4 The Investor shall have the right to exchange the Shares for securities issued in the Qualifying Financing at a 30% discount to the offering price of such securities or at the per share Purchase Price of the Shares whichever is lesser.

6.5 Price Adjustments.

 6.5.1 Other than in connection with Exempt Issuances, if at any time during 24 months following the Closing, the Company issues any common stock or securities convertible into or exercisable for shares of common stock to any person or entity at a price per share which shall be less than 130% of the Purchase Price in effect at such time (the "Lower Price Issuance"), without the consent of the Investor, then the Company shall issue. for each such occasion, additional shares of common stock to the Investor with respect to those Shares that are then still owned by the Investor at the time of the Lower Price Issuance so that the average per share purchase price of the Purchased Shares owned by the Investor on the date of the Lower Price Issuance is equal to such other lower price per share.

 6.6 Conversion of the Shares on Qualifying Reverse Merger. In the event of a Qualifying Reverse Merger, the Holder shall have the right to receive, for each Share, a like share of common stock of the Qualifying Shell Company issued in exchange for all of the capital stock of the Company in the Qualifying Reverse Merger.

 6.7 Stock Splits. Except as permitted or required under the Transaction Documents, all forward and reverse stock splits shall affect all holders of the Company's equity and securities convertible into or exercisable for equity proportionately.

6.8 Make Good Provision.

6.8.1 The Proposed Financing shall contain a "make good provision" setting forth that other than in connection with Exempt Issuances. (x) if the Company's actual after tax net income under U.S. GAAP for the fiscal year ending December 31. 2009 ("Actual 2009 Net Income") is less than $9,200,000 ("2009 Targeted Net Income"), or (y) if the Company's actual after tax net income under U.S. GAAP for the fiscal year ending December 31. 2010 ("Actual 2010 Net Income") is less than $12,000,000 ("2010 Targeted Net Income", together with the 2010 Targeted Net Income, the "Targeted Net Income"), then the Company shall issue, for each such occasion, to each Subscriber on a pro-rata basis (determined by dividing the Investor's Purchase Price by the aggregate Purchase Price delivered to the Company by the Investor hereunder). additional amount of shares of Common Stock (the "Adjustment Shares") equal to the percentage of variation of the Actual 2009 Net Income and Actual 2010 Net Income from the 2009 Targeted Net Income and 2010 Targeted Net Income respectively times the number of the Shares acquired by such Investor pursuant to this Agreement. For example, if the Actual 2009 Net Income is $8,280.000. which is a variation of 10% of the 2009 Targeted Net Income, then the Company shall issue to each Investor, shares of the Company's Common Stock, equal to a total of 10% of the Shares acquired by such Investor hereunder. The Investor will be granted piggyback registration rights in connection with the Adjustment Shares.

6.8.2 Notwithstanding anything to the contrary contained herein, in determining whether the Company has achieved either the 2009 Targeted Net Income or 2010 Targeted Net Income, the Company may disregard any non-cash charge or expense required to be recognized by the Company under the United States generally accepted accounting principles (the -GAAP"). including but not limited to the non-cash charges listed below. In determining whether the Company has achieved either the 2009 Targeted Net Income or the 2010 Targeted Net Income (as the case may be), (1) any liquidated damages payable pursuant to the Transaction Documents and (2) any non-cash charges expensed by the Company shall not be included as expenses of the Company. "Net Income" shall mean the Company's income after taxes for the fiscal year ending December 31, 2009 or December 31. 2010 (as the case may be) in each case determined in accordance with GAAP as reported in the 2009 Annual Report or 2010 Annual Report (as the case may be).

6.9 Registration Rights.

6.9.1 The Company shall file with the SEC a Form S-1 registration statement (the "Registration Statement") (or such other form that it is eligible to use) in order to register all or such portion of the Shares and shares underlying the Warrants (the "Registrable Shares") as permitted by the SEC (provided that the Company shall use diligent efforts to advocate with the SEC for the registration of all of the Registrable Shares) pursuant to Rule 415 for resale and distribution under the 1933 Act on or before the date (the -Required Filing Date") which is forty five (45) calendar days after the closing date of the Qualifying Financing, and use its best efforts to cause the Registration Statement to be declared effective by the date (the -Required Effective Date-) which is not later than the earlier of (x) one hundred twenty (120) calendar days after the closing date of the Qualifying Financing, or (y) three (3) business days after oral or written notice to the Company or its counsel from the SEC that it may be declared effective. In the event that the Company is required by the SEC to cutback the number of shares being registered in the Registration Statement pursuant to Rule 415, then the Company shall reduce the Registrable Shares pro rata. The Registration Statement shall also state that, in accordance with Rules 416 and 457 under the 1933 Act, it also covers such indeterminate number of additional shares of common stock as may become issuable with respect to the Registrable Shares to prevent dilution resulting from stock splits, stock dividends or similar transactions. Notwithstanding anything to the contrary contained in this Section 6.9, if the Company receives SEC Comments, and following discussions with and responses to the SEC in which the Company uses its reasonable best efforts and time to cause as many Registrable Shares for as many Investor as possible to be included in the Registration Statement filed pursuant to Section 6.9.1 without characterizing any Investor as an underwriter, the Company is unable to cause the inclusion of all Registrable Shares in such Registration Statement, then the Company may, following not less than three (3) Trading Days prior written notice to the Investor. (x) remove from the Registration Statement such Registrable Shares (the "Cut Back Shares") and/or (y) agree to such restrictions and limitations on the registration and resale of the Registrable Shares, in each case as the SEC may require in order for the SEC to allow such Registration Statement to become effective (collectively, the "SEC Restrictions"). Unless the SEC Restrictions otherwise require, any cut-back imposed pursuant to this Section 6.9.1 shall be allocated among the Registrable Shares of the Investor on a pro rata basis. No liquidated damages under Section 6.9.1 shall accrue on or as to any Cut Back Shares, and the Required Effectiveness Date for such additional Registration Statement including the Cutback Shares will be tolled, until such time as the Company is able to effect the registration of the Cut Back Shares in accordance with any SEC Restrictions (such date, the "Restriction Termination Date"). From and after the Restriction Termination Date, all provisions of this Section 6.9 (including, without limitation, the liquidated damages provisions, subject to tolling as provided above) shall again be applicable to the Cut Back Shares (which, for avoidance of doubt, retain their character as -Registrable Shares") so that the Company will be required to file with and cause to be declared effective by the SEC such additional Registration Statements in the time frames set forth herein as necessary to ultimately cause to be covered by effective Registration Statements all Registrable Shares (if such Registrable Shares cannot at such time be resold by the Investor thereof pursuant to Rule 144).

6.9.2 The Company and the Investor agree that if (A) the Registration Statement is not filed on or before the Required Filing Date, (B) the Registration Statement is not declared effective on or before the Required Effective Date, (C) the Registration Statement is not declared effective within three (3) business days after receipt by the Company or its attorneys of a written or oral communication from the SEC that the Registration Statement will not be reviewed or that the SEC has no further comments, (D) any registration statement described in Section 6.9 declared effective but shall thereafter cease to be effective for a period of time which shall exceed 20 days in the aggregate per year (defined as a period of 365 days commencing on the date the Registration Statement is declared effective) (each such event referred to in clauses A through D of this Section 6.9.2, a "Non-Registration Event"), then the Company shall deliver to the Investor. as liquidated damages ("Liquidated Damages-), an amount equal to one-half percent (0.5%) of the Purchase Price of the Purchased Shares owned of record by such holder and an additional one-half percent (0.5%) of the Purchase Price of the Purchased Shares owned of record by such holder for each subsequent thirty (30) day period (pro rata for any period less than thirty days) which are subject to such Non-Registration Event. The Company must pay the Liquidated Damages in cash. The Liquidated Damages must be paid within one (1) day after the end of each thirty (30) day period or shorter part thereof for which Liquidated Damages are payable. Notwithstanding the foregoing, the Company shall not be liable to any Investor under this Section 6.9.2 for any events or delays occurring as a consequence of the acts or omissions of such Investor contrary to the obligations undertaken by Investor in this Agreement.

 6.10 The Company and the Investor agree that if by 180 days after the Closing Date both a Qualifying Reverse Merger and a Qualifying Financing shall not have been consummated, then the Company, without any further action of such Investor being required. shall issue to each Investor who has not elected to convert such Investor's investment into equity of certain other entities pursuant to a certain letter agreement between U.S. China Financial Services and the Investor to be dated on or prior to the Closing Date, an additional number of shares of Common Stock equal to the difference between (a) the number of shares of Common Stock that would have been issuable to the Investor based on a post-money valuation of the Company of 2.0x fiscal year ended December 31, 2009 net income (estimated at $9.2 million) and the number of shares of Common Stock that were issued to the Investor at the Closing (which is based on a post-money valuation of the Company of 3.2x fiscal year ended December 31, 2009 net income (estimated at $9.2 million).

Article 7

COVENANTS OF THE INVESTOR

The Investor covenants and agrees with the Company as follows:

 7.1 Compliance with Law . The Investor's trading activities with respect to Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market or quotation system on which the Common Stock is listed or quoted.

 7.2 Transfer Restrictions. The Investor acknowledges that (a) the Securities have not been registered under the provisions of the 1933 Act, and may not be transferred unless (i) subsequently registered thereunder or (ii) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form. scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration: and (b) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of said rule and further. if said rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act. may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

 7.3 Restrictive Legend. The Investor acknowledges and agrees that the Securities shall bear a restrictive legend and a stop-transfer order may be placed against transfer of any such Securities except that the requirement for a restrictive legend shall not apply to Shares sold pursuant to a current and effective registration statement or a sale pursuant to Rule 144.

 7.4 Cooperation. The Investor shall reasonably cooperate with the Company to cause a Qualifying Reverse Merger to occur prior to the twelve (12) months following the date hereof, and shall not take any action to hinder or delay the occurrence of a Qualifying Reverse Merger.

Article 8

GENERAL PROVISIONS

 8.1 Transaction Costs Except as otherwise provided herein, each of the parties shall pay all of the costs and expenses (including attorney fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

8.2 Indemnification.

8.2.1 The Investor agrees to indemnify, defend and hold the Company (following the Closing Date) and its officers, directors. representatives and agents harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages. including interest, penalties and reasonable attorney's fees, that any of them shall incur or suffer, which arise out of or result from any breach of this Agreement by the Investor or failure by the Investor to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

8.2.2 The Company agrees to indemnify, defend and hold the Investor (following the Closing Date) harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the Company to perform with respect to the representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement. In no event shall the Company or the Investor be entitled to recover consequential or punitive damages resulting from a breach or violation of this Agreement nor shall any party have any liability hereunder in the event of gross negligence or willful misconduct of the indemnified party. In the event of the failure of the Company to issue the Shares and Warrants in violation of the provisions of this Agreement, the Investor, as its sole remedy, shall he entitled to pursue a remedy of specific performance upon tender into the Court an amount equal to the Purchase Price hereunder.

8.3           Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4 Entire Agreement. This Agreement (together with the schedule, exhibits, and agreements and documents referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission or electronic mail followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after they are mailed by registered or certified mail. return receipt requested with postage and other fees prepaid as follows:

If to the Company:

China Electronic Holdings. Inc. 87 Dennis Street
Garden City Park, NY 11040 Attn: Ms. Sherry Li, President Fax: (516) 385-4873

With a copy, which copy shall not constitute a notice to the Company, to:

Guzov Ofsink, LLC
600 Madison Avenue, le Floor New York, New York 10022 Attention: Darren Ofsink
E-mail: dofsink(iigolaw intl.com Fax: (212) 688-7273

If to the Investor:

at the address or telecopy number and to the attention of the person shown on the Company's stock register.

 8.6 Severability. If any term or other provision of this Agreement is invalid. illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

 8.7 Binding Effect. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs. successors and assignees.

 8.8 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed to and is equally responsible for its preparation.

 8.9Governing Law . This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law.

8.10 Jurisdiction; Waiver of Jura Trial. If any action is brought among the parties with respect to this Agreement, by way of a claim or counterclaim, the parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury. Exclusive jurisdiction and venue for any such action shall be the federal and state courts situated in the City, County and State of New York. In the event suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court. and/or appellate court if such party prevails on substantially all issues in dispute.

8.11 Preparation and Filing of Securities and Exchange Commission filings. After the Closing Date, the Investor shall reasonably assist and cooperate with the Company in the preparation of all filings with the SEC due after the Closing Date.

8.12 Further Assurances, Cooperation. Each party shall. upon reasonable request by the other party. execute and deliver any additional documents necessary or desirable to complete the transactions contemplated herein pursuant to and in the manner contemplated by this Agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this Agreement.

8.13 Survival. The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

8.14 Third Parties. Except as disclosed in this Agreement. nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

8.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation. warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to. and not exclusive of, any rights or remedies otherwise available.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission or transmission via electronic mail of a PDF version of this signed Agreement shall be legal and binding on all parties hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Investor and the Company have as of the date first written above executed this Agreement.

THE COMPANY:

CHINA ELECTRONIC HOLDINGS, INC.

/s/ Sherry Li_____________

Name:

Title:

[Remainder of page intentionally left blank
Signature page for Investor follows]

IN WITNESS WHEREOF, the Investor and the Company have as of the date first written above executed this Agreement.

INVESTOR:

Jayhawk Private Equity Fund 11, L.P.
(Name of Investor)

By: /s/ Michael Schwartz
Name: Michael Schwartz
Title: CEO

Shares:  114,286
Series A Warrants: 114,286
Series B Warrants: 114,286

Tax ID No.: 26-1692972

ADDRESS FOR NOTIC

DELIVERY INSTRUCTIONS
(if different from above)

Exhibit E

			Number of	Number of
	Amount of	Number of	Series A	Series B
Name and Address	Investment	Shares	Warrants	Warrants
Jayhawk Private Equity Fund II, L.P.
930 Tahoe Blvd., 802-281
Incline Village, NV 89451	$200,000	114,286	114,286	114,286